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                                                         Exhibit 12

                                             PennFed Financial Services, Inc.
                                    Computation of Ratios of Earnings to Fixed Charges
                                                  (Dollars in thousands)

                                                                               Year ended June 30,
                                                         ----------------------------------------------------------------
                                                           2005          2004          2003          2002          2001
                                                         --------      --------      --------      --------      --------

Earnings:
  Earnings before income tax expense                     $ 24,163      $ 18,601      $ 21,841      $ 22,619      $ 19,321
  Add: interest on borrowed funds                          27,981        29,342        29,974        30,681        28,299
  Add: interest on trust preferreds                         3,047         2,698           112             -             -
                                                         --------      --------      --------      --------      --------
  Earnings before fixed charges excluding
    interest on deposits                                   55,191        50,641        51,927        53,300        47,620
  Interest on deposits                                     30,356        26,634        32,870        42,181        51,285
                                                         --------      --------      --------      --------      --------
  Earnings before fixed charges                          $ 85,547      $ 77,275      $ 84,797      $ 95,481      $ 98,905
                                                         ========      ========      ========      ========      ========
Fixed charges:
  Interest on borrowed funds & trust preferreds          $ 31,028      $ 32,040      $ 30,086      $ 30,681      $ 28,299
                                                         ========      ========      ========      ========      ========
  Fixed charges excluding interest on
    deposits                                             $ 31,028      $ 32,040      $ 30,086      $ 30,681      $ 28,299
  Interest on deposits                                     30,356        26,634        32,870        42,181        51,285
                                                         --------      --------      --------      --------      --------
  Total fixed charges                                    $ 61,384      $ 58,674      $ 62,956      $ 72,862      $ 79,584
                                                         ========      ========      ========      ========      ========

  Ratio of earnings to fixed charges
    excluding interest on deposits                           1.78 x        1.58 x        1.73 x        1.74 x        1.68 x
                                                         ========      ========      ========      ========      ========

  Ratio of earnings to fixed charges
    including interest on deposits                           1.39 x        1.32 x        1.35 x        1.31 x        1.24 x
                                                         ========      ========      ========      ========      ========
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